Exhibit (a)-(4)

CHARM COMMUNICATIONS INC.

TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY RECEIPTS (“ADRs”) REPRESENTING ORDINARY SHARES OF

CHARM COMMUNICATIONS INC.

FOLD AND DETACH HERE

FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

Proposal 1 Proposal 2 Proposal 3

Address Change Mark box, sign and indicate changes/comments below:

Mark box at right if you wish to give a discretionary

proxy to a person designated by the Company.

PLEASE NOTE: Marking this box voids any other

instructions indicated above.

Sign Below Date:

Please sign this Voting Instruction Card exactly as your name(s) appear(s)

on the face of this card and on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

1. As a special resolution, that the agreement and plan of merger dated May 19, 2014 (as amended, the “merger agreement”) among Engadin Parent Limited (“Parent”), Engadin Merger Limited (“Merger Sub”) and the Company and the plan of merger between Merger Sub and the Company required to be filed with the Registrar of Companies of the Cayman Islands (such plan of merger being substantially in the form attached to the merger agreement) pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “merger”) and the transactions contemplated by the merger agreement, including the merger, be authorized and approved;

2.As a special resolution, that the directors of the Company be authorized to do all things necessary to give effect to the merger agreement; and, if necessary

3. As an ordinary resolution, that the chairman of the EGM be instructed to adjourn the EGM in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolutions proposed at the EGM.

Charm Communications Inc.

JPMorgan Chase Bank, N.A., Depositary

P.O. Box 64507, St. Paul, MN 55164-0507 Voting Instruction Card

JPMorgan Chase Bank, N.A., (the “Depositary”) has received advice that an Extraordinary General Meeting of the Company (the “EGM”) of Charm Communications Inc. (the “Company”) will be held at a.m. (Hong Kong Time), on

, 2014 at the offices of Simpson Thacher & Bartlett, 35/F, ICBC Tower, 3 Garden Road, Hong Kong for the purposes set forth on this card.

If you are desirous of having the Depositary, through its nominee or nominees, vote or execute a proxy to vote the Ordinary Shares represented by your ADRs FOR, AGAINST or to ABSTAIN from voting on the Resolutions to be proposed at the Meeting, kindly execute and forward to the Depositary, the attached Voting Instruction Card. The enclosed postage-paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such a manner as to show clearly how you wish to vote in regard to each of the Company’s proposals. Alternatively, you may include instructions to give a discretionary proxy to a person designated by the Company. The Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before 12:00 p.m. (Eastern Standard Time), , 2014. Only the registered holders of record as of the close of business on , 2014 will be entitled to execute the attached Voting Instruction Card.

The signatory, a registered holder of ADRs representing Ordinary Shares of the Company, of record on , 2014, hereby requests and authorizes the Depositary, through its nominee or nominees, to vote or execute a proxy to vote at the Meeting the underlying Ordinary Shares of the Company represented by ADRs, in accordance with the instructions given below.

NOTE: In order to have the aforesaid shares voted, this Voting Instruction Card MUST be returned before 12:00 p.m. (Eastern Standard Time), on , 2014.

JPMorgan Chase Bank, N.A., Depositary

PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please see reverse side for Voting Instructions.